As filed with the Securities and Exchange Commission on April 30, 2004
Registration No. 333-94757

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHECKFREE CORPORATION (formerly CheckFree Holdings Corporation)
CHECKFREE SERVICES CORPORATION (formerly CheckFree Corporation)
CHECKFREE INVESTMENT CORPORATION
CHECKFREE MANAGEMENT CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	58-2360335 (I.R.S. Employer Identification No.)

4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David E. Mangum
Executive Vice President and Chief Financial Officer
CheckFree Corporation
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Correspondence to:

Robert J. Tannous, Esq.
Porter, Wright, Morris & Arthur LLP
41 South High Street
Columbus, Ohio 43215
(614) 227-1953

Approximate date of commencement of proposed sale of the securities to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

DEREGISTRATION OF SECURITIES

     On January 14, 2000, CheckFree Corporation filed a Registration Statement on Form S-3 (No. 333-94757) (the “Registration Statement”), as amended on January 26, 2000, April 10, 2000, July 13, 2000 and July 31, 2000, with the Securities and Exchange Commission (the “Commission”) for purposes of registering the resale of $172,500,000 aggregate principal amount of CheckFree Corporation’s 6 1/2% Convertible Subordinated Notes due 2006 (the “Notes”) and up to 2,356,557 shares (the “Shares”) of CheckFree Corporation’s common stock, $0.01 par value (“CheckFree Common Stock”), that may be issued from time to time upon conversion of the Notes. The Registration Statement also registered the guarantees of the Notes by the subsidiary Registrants of CheckFree Corporation.

     On December 10, 2003, CheckFree Corporation redeemed the entire $172,500,000 aggregate principal amount of the Notes. As of December 10, 2003, $166,178,000 principal amount of the Notes had been resold under the Registration Statement. None of the Notes were converted into shares of CheckFree Common Stock. Accordingly, this Post-Effective Amendment No. 1 to Registration Statement is being filed to deregister, as of the date hereof, all of the Notes and Shares that remain unsold under the Registration Statement, along with all of the subsidiary guarantees that were offered for resale along with the Notes. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, as amended, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on April 30, 2004.

CHECKFREE CORPORATION
By:	/s/ David E. Mangum
David E. Mangum, Executive Vice President
and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement, as amended, has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

*	Chairman of the Board of Directors and	April 30, 2004

Peter J. Kight	Chief Executive Officer (Principal Executive Officer)

/s/ David E. Mangum	Executive Vice President and Chief Financial Officer	April 30, 2004

David E. Mangum	(Principal Financial Officer)

/s/ John J. Browne, Jr.	Vice President, Controller and	April 30, 2004

John J. Browne, Jr.	Chief Accounting Officer (Principal Accounting Officer)

*	Director	April 30, 2004

William P. Boardman

/s/ James D. Dixon	Director	April 30, 2004

James D. Dixon

/s/ Henry C. Duques	Director	April 30, 2004

Henry C. Duques

*	Director	April 30, 2004

Mark A. Johnson

/s/ Lewis C. Levin	Director	April 30, 2004

Lewis C. Levin

*	Director	April 30, 2004

Eugene F. Quinn

*	Director	April 30, 2004

Jeffrey M. Wilkins

* By:	/s/ Curtis A. Loveland

Curtis A. Loveland, attorney-in-fact for each of the persons indicated